Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "MASSROOTS, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF JULY, A.D. 2019, AT 4:19 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5325528 8100
SR# 20195853075

Authentication: 203178254
Date: 07-09-19

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF MASSROOTS, INC.

I, Isaac Dietrich, hereby certify that I am the Chief Executive Officer of MassRoots, Inc., a Delaware corporation (the "*Corporation*"), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "*Board*") by the Corporation's Certificate of Incorporation (the "*Certificate of Incorporation*"), the Board on July 3, 2019, adopted resolutions creating a series of convertible shares of Preferred Stock designated as Series A Preferred Stock, none of which shares have been issued, with the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES A PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established by this Certificate of Designations, Preferences and Rights (this "*Certificate of Designations*") a series of preferred stock of the Corporation designated as "Series A Preferred Stock" (the "*Series A Preferred Stock*"). The authorized number of Preferred Shares shall be 6,000 shares. Each share of Series A Preferred Stock shall have a par value of $0.001 per share (the "*Par Value*"). Capitalized terms not defined herein shall have the meaning as set forth in Section 15 hereof.

2. Dividends. The holders of shares of Series A Preferred Stock shall have no dividend rights except as may be declared by the Board of Directors, in its sole and absolute discretion, out of funds legally available for such purpose.

3. Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (as applicable), or in the event of its insolvency, whether under the laws of the State of Delaware, federal bankruptcy laws or other applicable federal or state laws (any, a "*Liquidation*"), the holders of outstanding shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("*Available Assets*"), before any distribution or payment is made to any holders of Common Stock or any class or series of the Corporation's capital stock which is, with respect to the Junior Stock, an amount per share of Series A Preferred Stock equal to the sum of (1) the Applicable Per Share Stated Value for such share of Series A Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon (the "*Series A Liquidation Preference*"). The purchase or redemption by the Corporation of shares of any class, in any manner permitted by law, or an Acquisition Transaction shall not, for the purposes hereof, be regarded as a Liquidation. If the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by a majority of the entire Board as of the date of the Liquidation. The Corporation shall notify in writing the holders of Series A Preferred Stock as to the Board's determination of the value of the non-cash Available Assets not later than thirty (30) calendar days prior to such Liquidation. After payment in full of the Series A Liquidation

Preference and payment in full on any class or series of the Corporation's capital stock that is entitled to payment prior to the holders of Common Stock, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock then held by holders of Common Stock.

4. Voting Rights.

a. General. Except as otherwise expressly required by law, the Holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall have the number of votes equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or the date on which any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

5. Conversion. At any time after the Series A Issue Date, any Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into shares of Common Stock at the Conversion Rate (as defined below). For clarification purposes, a Holder shall have the right to convert all or any portion of its shares of Series A Preferred Stock after the delivery of any Conversion Notice (as defined herein) is delivered by such Holder to the Corporation in accordance with this Certificate of Designations. The number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon the conversion of each share of Series A Preferred Stock shall be equal to the quotient obtained by dividing the Applicable Per Share Stated Value by the Conversion Price. The "*Conversion Price*" shall be equal to $0.05, subject to adjustment as provided hereinafter.

a. Mechanics of Conversion. The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

i. Holder's Delivery Requirements. To convert shares of Series A Preferred Stock into Common Shares on any date (the "*Conversion Date*"), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as **Exhibit A** (the "*Conversion Notice*") to the Corporation and (B) if required, surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (the "*Preferred Share Certificates*").

ii. Corporation's Response. On or before the second (2nd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the "*Share Delivery Date*"), the Corporation shall issue and deliver to the address as specified in the Conversion Notice, in book entry form if such issuance is permitted by the Corporation's

stock transfer agent or otherwise a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Share Certificate(s) submitted for conversion, as may be required, is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than two (2) Business Days after receipt of the Share Certificate(s) (the "*Preferred Share Delivery Date*") and at its own expense, to issue and deliver to the Holder a new Share Certificate representing the number of shares of Series A Preferred Stock not converted. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender a Series A Share Certificate until the Holder has converted in full the certificate.

iii. Maximum Conversion. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series A Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the holder's beneficial ownership to exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, and the rules thereunder) by such Holder at such time, more than 4.99% of all of the Common Stock issued and outstanding at such time (which provision may be waived by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). Notwithstanding such waiver, in no event shall the Series A Preferred Stock be converted if after giving effect to the conversion, the Holder would beneficially own more than 9.99% of all of the Common Stock issued and outstanding at such time. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its stock transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within one (1) business day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, held by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation's Common Stock within sixty (60) calendar days' of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitations herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

b. Intentionally Omitted.

c. Intentionally Omitted.

d. Status of Converted or Repurchased Series A Preferred Stock. Any share of Series A Preferred Stock cancelled pursuant to Section 3, converted into Common Stock or acquired by the Corporation by reason of exchange, purchase or otherwise shall be cancelled and shall not be subject to reissuance, and the capital of the Corporation shall be automatically reduced by a corresponding amount. Upon the cancellation of all outstanding shares of Series A Preferred Stock, the provisions of this Certificate of Designations shall terminate and have no further force and effect.

e. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance, documentary, stamp or other transactional tax in respect thereof, provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred Stock which is being converted.

f. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock.

g. Exercise Of Conversion Privilege; Delivery of Certificates. To exercise its conversion privilege under Section 5(a), a holder of Series A Preferred Stock shall not be required to surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office unless the Holder has fully converted the Series A Preferred Stock. Upon a full conversion, if such certificate(s) have been lost, stolen or destroyed, then the holder shall deliver a certificate executed by such holder certifying to such fact, together with an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such lost, stolen or destroyed certificate without the posting of any bond or security, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such written notice shall state the date on, or the time at which, the conversion is to be deemed effective and any conditions to such effectiveness. If such written notice does not state any such date, time or conditions, then the date when such written notice of exercise of the conversion privilege is received by the Corporation, and if applicable, the certificate or certificates representing the shares of Series A Preferred Stock being converted (or, if applicable, the certification and indemnity agreement described above), shall be the date on which the conversion is deemed effective. The date or time at which any conversion of Series A Preferred Stock is deemed effective under this Section 5(h) is referred to in this Certificate of Designations as the "*Conversion Date*." Any notice required to be provided by a holder of Series A Preferred Stock under this Section 5(h) shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. When the holder surrenders the certificate or certificates for shares of Series A Preferred Stock for conversion it shall be accompanied by proper assignment thereof to

the Corporation or in blank. As promptly as practicable after the Conversion Date for the Series A Preferred Stock being converted, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of Section 5, and cash, as provided in Section 5(i) in respect of any fraction of a share of Common Stock issuable upon such conversion. At such time as any conversion of shares of Series A Preferred Stock is effective, the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, regardless of whether the certificates that represented the converted shares of Series A Preferred Stock have been surrendered by the holder thereof.

h. Fractional Shares; Distributions; Partial Conversion. No fractional shares of Common Stock shall be Issued upon conversion of shares of Series A Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion. If any fractional shares of Common Stock would, except for the provisions of the first sentence of this Section 5(i), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series A Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional share as determined in good faith by a majority of the entire Board.

6. Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

7. Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the conversion of the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series A Preferred Stock shall receive such consideration as if such number of shares of Series A Preferred Stock had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this

Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. For a period of two years from the Series A Issue Date, in the event that the Corporation shall, at any time, issue or sell any additional shares of Common Stock or Common Stock Equivalents (hereafter defined) ("*Additional Shares of Common Stock*"), in a transaction other than an Exempt Issuance, at a price per share less than the Conversion Price then in effect or without consideration (a "*Dilutive Issuance*" based on a "*Dilutive Issuance Price*"), then the Conversion Price upon each such issuance shall be reduced to the Dilutive Issuance Price, and the number of shares Common Stock issuable upon conversion of the Series A Preferred Stock shall be increased on a full ratchet basis to the number of shares of Common Stock determined by multiplying the Conversion Price then in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon conversion of the Series A Preferred Stock immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. By way of example, if E is the total number of shares of Common Stock in effect pursuant to a conversion of the Series A Preferred Stock immediately prior to such Dilutive Issuance, F is the Conversion Price in effect immediately prior to such Dilutive Issuance, and G is the Dilutive Issuance Price, the adjustment to the number of shares of Common Stock issuable can be expressed in the following formula: Total number of shares of Common Stock after such Dilutive Issuance = the quotient obtained from dividing [E x F] by G.

8. Redemption.

a. Redemption. At any time and from time to time on or after the Date of Issuance and 24 months thereafter, any holder of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all or any portion of the then shares of Series A Preferred Stock redeemed by the Corporation (a "Series A Redemption") for a price per share equal to $980.39 for such share of Series A Preferred Stock, plus all unpaid accrued and accumulated dividends on such shares (whether or not declared) (the "Series A Redemption Price"). Any such Series A Redemption shall occur not more than ten (10) calendar days following receipt by the Corporation of a written election notice (the "Series A Election Notice") from any holder of Series A Preferred Stock, stating the aggregate number of Shares to be redeemed. In exchange for the surrender to the Corporation by the respective holders of shares of Series A Preferred Stock of their certificate or certificates representing such shares, the Series A Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

8.2 Rights Subsequent to Redemption. If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the

shares so redeemed and paid or tendered, including any rights to dividends on such shares, shall cease, and such shares shall no longer be deemed issued and outstanding.

9. Events of Default

(a) Events of Default. "*Event of Default*" means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) the Corporation shall fail to observe or perform any covenant or agreement contained under this Certificate of Designations or in that certain Exchange Agreement, dated July 3, 2019 (the "*Exchange Agreement*") by and among the Corporation and each of the Holders (other than a breach by the Corporation of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (iv) below) which failure is not cured, if possible to cure, within two Business Days after notice of such failure sent by the Holder or by any other Holder to the Corporation;

(ii) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within two Business Days. "Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any market of the OTC Markets, Inc. (other than OTC Pink) (or any successors to any of the foregoing);

(iii) the Corporation shall have failed to authorize and reserve the amount of shares of Common Stock designated in Section 13 herein (without regard to any limitations on conversion hereof, including without limitation, any beneficial ownership limitations contained herein) and shall not have cured such failure within two (2) Business Days of such failure;

(iv) the Corporation shall fail for any reason, except if caused by the action or inaction of the Holder to deliver certificates to a Holder within two Business Days after delivery by a holder of a Conversion Notice; or

(v) the Corporation does not meet the current public information requirements under Rule 144 in respect of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

(vi) the Corporation, for any reason, does not redeem the Series A Preferred Stock by any Holder in accordance with Section 8.

(b) Stated Value Upon Event of Default. If any Event of Default occurs and is not cured as provided for herein, the Applicable Per Share Stated Value and the number of shares of Common Stock each Holder shall be entitled to receive upon conversion of one share of Series A Preferred Stock shall increase by 107%.

10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any share certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder of such Series A Preferred Stock to the Corporation in customary form without submitting a bond or other security and, in the case of mutilation, upon surrender and cancellation of the share certificate(s), the Corporation shall execute and deliver new share certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue share certificates if such holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Stock into shares of Common Stock.

11. No Dilution or Impairment. The Corporation will not, by amendment of this Certificate of Designations or the Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, recapitalization, share exchange, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in carrying out all of such terms.

12. Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class or series of the Corporation's capital stock or other securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or series or any other securities or property, or to receive any other right; (b) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation, any merger, consolidation or reorganization, or share exchange involving the Corporation or any Subsidiary, or any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation or any Subsidiary; or (c) any Liquidation; then and in each such event the Corporation shall deliver notice to each holder of Series A Preferred Stock specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of any such capital stock or other securities shall be entitled to exchange their shares of any such capital stock or other securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be sent at least twenty (20) calendar days prior to the date specified in such notice on which action is being taken.

13. Reservation Of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock

represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary and use its best efforts to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Upon request of a Holder, the Corporation shall provide confirmation from the Corporation's transfer agent that the share reservation required under this Section 13 has been met. If the share reservation required is not met under this Section 13, the Company agrees to take all necessary corporate actions in order to obtain shareholder approval and file an amendment to its Certificate of Incorporation as expeditiously as possible to increase its authorized shares of Common Stock to a number that satisfies such requirement. If after 75 days from initial issuance of Series A Preferred Stock, the Corporation at any time fails to meet the share reservation requirement, it shall pay the Holders as partial liquidated damages and not as a penalty a sum equal to $6.25 per day for each share of Series A Preferred Stock held by the Holders until the share reservation requirement has been met. Nothing herein shall limit Holder's right to pursue actual damages for failing to meet the requirements under this Section 13.

14. Notices. Whenever written notice is required to be given by the Corporation or any stockholder to holders of Series A Preferred Stock, or by any stockholder to the Corporation, such notice shall be in writing and unless otherwise required by this Certificate of Designations or Delaware law, shall be deemed sufficient upon receipt when delivered personally, by courier, or by electronic mail (to the extent notification by electronic mail has previously been consented to), if such notice is sent to the party at the most recent address or email address as shown on the books of the Corporation or to the Corporation at the address of its principal place of business.

15. Definitions. For purposes of this Certificate of Designations, the following terms used herein shall have the meanings ascribed below:

a. "*Acquisition Transaction*" means: (a) any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and/or its Subsidiaries, determined on a consolidated basis; (b) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any consolidation, merger, reorganization, sale of stock, recapitalization, share exchange, or other transaction involving the Corporation or any Subsidiary), that results in the holders of the Corporation's outstanding shares of capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction), immediately after such transaction, securities representing at least a majority of the voting power of the Person surviving or resulting from such transaction or, if the surviving or resulting Person is a subsidiary of the Corporation or another Person immediately after such transaction, the entity whose securities are issued pursuant to such transaction or series of transactions; or (c) the effectuation by the Corporation or by any of the holders of the Corporation's outstanding capital stock of a transaction or series of related transactions that results in the holders of the Corporation's outstanding capital stock immediately prior to any such transaction not holding (by virtue of such

securities issued solely pursuant to such transaction) immediately after such transaction, securities representing at least a majority of the voting power of the Corporation.

b. "*Applicable Per Share Stated Value*" means with respect to the Series A Preferred Stock, $1,250 per share, subject to appropriate and proportionate adjustment for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences.

c. "*Available Assets*" has the meaning as set forth in Section 3.

d. "*Board*" means the Board of Directors of the Corporation.

e. "*Business Day*" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

f. "*Common Stock*" means shares of common stock, par value $0.001 per share of the Corporation.

g. "*Conversion Date*" has the meaning set forth in Section 5(h).

h. "*Conversion Price*" has the meaning as set forth in Section 5.

i. "*Exempt Issuance*" means the issuance of Common Stock pursuant to the conversion of the Corporation's Series A Preferred Stock or Series B Preferred Stock.

j. "*Issue*" or "*Issuance*" in any of its forms, means to sell, grant or otherwise issue in any manner.

k. "*Junior Stock*" means, with respect to any particular class or series of the Corporation's capital stock, any other class or series of the Corporation's capital stock (a) specifically ranking by its terms to be junior to Series A Preferred Stock or (b) not specifically ranking by its terms senior to or on parity with Series A Preferred Stock, in each case, as to distribution of assets upon a Liquidation or otherwise.

l. "*Liquidation*" has the meaning set forth in Section 3.

m. "*Person*" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity or other form of business organization or any governmental or regulatory authority whatsoever.

n. [***Reserved***]

o. "*Series A Issue Date*" means, with respect to a share of Series A Preferred Stock, the date upon which such share of Series A Preferred Stock was Issued by the Corporation.

p. *"Series A Liquidation Preference"* has the meaning set forth in Section 3.

q. *"Series A Preferred Stock"* has the meaning set forth in Section 1.

r. *"Subsidiary"* or *"Subsidiaries"* means any Person of which the Corporation, directly or indirectly through one or more intermediaries owns or controls at the time at least fifty percent (50%) of the outstanding voting equity or similar interests or the right to receive at least fifty percent (50%) of the profits or earnings or aggregate equity value.

s. *"Trading Day"* means a day on which the New York Stock Exchange is open for business.

16. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name, address and email address of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

17. Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the laws of the State of Delaware, this Certificate of Designation or otherwise with respect to the issuance of Series A Preferred Stock or the shares of Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation's shareholders or at a duly called meeting of the Corporation's shareholders, all in accordance with the Delaware General Corporation Law.

18. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Convertible Preferred Stock of MassRoots, Inc. to be signed by its Chief Executive Officer on this 8th day of July, 2019.

MASSROOTS, INC.

By: ______________________
Name: Isaac Dietrich
Title: Chief Executive Officer

Exhibit A

MASSROOTS, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the "*Certificate of Designations*") of MassRoots, Inc. (the "*Corporation*"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock of the Corporation indicated below into shares of common stock of the Corporation, as of the date specified below.

Date of Conversion: ______________________________

Number of Preferred Shares to be converted: ______________________________

Share certificate no(s). of Preferred Shares to be converted: ______________________________

Tax ID Number (If applicable): ______________________________

Conversion Price: ______________________________

Number of shares of Common Stock to be issued: ______________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ______________________________

____

Address: ______________________________

Telephone Number: ______________________________

Facsimile Number: ______________________________

Holder: ______________________________

By: ______________________________

Title: ______________________________

Dated: ______________________________

Account Number (if electronic book entry transfer): ______________________________

Transaction Code Number (if electronic book entry transfer): ______________________________